Exhibit 5.5
ELVINGER DESSOY DENNEWALD
ETUDE D’AVOCATS — LAW FIRM

Maria Dennewald
Victor Elvinger
Catherine Dessoy
Hervé Michel
Serge Marx
Ronnen Gaito*
Véronique Wiot	Novelis Inc.
Sévrine Silvestro	3399 Peachtree Road, NE, Suite 1500
Atlanta, Georgia 30326

Avocats à la Cour	“Addressee”
Luxembourg, 11 September, 2009.
Ladies and Gentlenmen,
We have acted as Luxembourg counsel to Novelis Luxembourg S.A. (the “Company”) in connection with the Company acting as a guarantor (the “Transaction”) for its parent, Novelis Inc., a corporation organized under the laws of Canada (the “Issuer”), in connection with the registration under the U.S. Securities Act of 1933 (the “Securities Act”) of (a) $185,000,000 principal amount of 11 1/2% Senior Notes due 2015 (the “Notes”) to be issued in exchange for the Issuer’s outstanding 11 1/2% Senior Notes due 2015 pursuant to an Indenture, dated as of August 11, 2009 (the “Indenture”), among the Issuer, the subsidiaries of the Issuer (collectively, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and (b) the Guarantees (the “Guarantees”) of each of the Guarantors endorsed upon the Notes. We, as legal counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
In relation to the said Transaction, we have been asked to provide this legal opinion to you with regard to the laws of Luxembourg and in respect to matters stated herein.
Unless otherwise defined herein terms defined in the Transaction Documents (defined below) are used as defined therein.
We are qualified to practice law in Luxembourg and express no opinion as to any laws other than the laws of Luxembourg or provide such opinions only to the extent that they relate to the Company.
Rue d’Eich 31 • L-1461 Luxembourg
Téléphone +352 42 60 70 1 • Téléfax +352 42 60 78 • e-mail : etude@edd.lu

*	Solicitor, England & Wales / Attorney-at-law (NY)
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In connection with this opinion, we have examined the following documents (being executed copies of originals):
(a)	Indenture dated as of 11 August, 2009 among (1) the Issuer, (2) the Guarantors and (3) The Bank of New York Mellon Trust Company, N.A. as trustee (the “Indenture”);

(b)	The form of notation of exchange guarantee as provided to us on 26 August, 2009 (the “Guarantee”);
     Documents (a) to (b) are referred to as (the “Transaction Documents”),
(c)	Updated and coordinated version of the articles of association of the Company dated as of 29 January, 2009 (the “Articles”);

(d)	An excerpt of the Luxembourg “Registre de Commerce et des Sociétés” as of 9 September, 2009 (the “Excerpt of the Trade Register”);

(e)	Certificate of non-bankruptcy dated as of 8 September, 2009 (the “Certificate of Non-Bankruptcy”);

(f)	Power of attorney dated as of 2 July, 2009;

(g)	Officers’ Certificate dated as of 11 August, 2009;

(h)	Directors’ Certificate dated as of 11 August, 2009; and

(i)	Board of directors’ resolutions dated as of 2 July, 2009.
     Documents (a) to (i) being collectively referred to as the (“Examined Documents”)
We also have examined duplicates or certified or conformed copies of such records, agreements, instruments and other documents and have made such other investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. Our investigations did not include the review of any other documents other than the Examined Documents.
We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by each of the parties thereto (other than the Company), the Notes have been duly authorized by the Issuer and the Guarantee has been duly authorized by the Issuer and the Guarantors (other than the Company).
We also have conducted a search against the Company at the Trade Registry of Luxembourg on 2 September, 2009 and made an enquiry on 1 September, 2009 at the clerk’s office of the Luxembourg District Court (sitting in commercial matters) as to the existence of a request for liquidation or a potential bankruptcy declaration in respect of the Company.
Rue d’Eich 31 • L-1461 Luxembourg
Téléphone +352 42 60 70 1 • Téléfax +352 42 60 78 • e-mail : etude@edd.lu
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     I. Scope of the legal opinion
a)	This legal opinion is strictly confined to the specific matters of Luxembourg law and has been prepared without considering the implications of any laws of any jurisdictions other than Luxembourg and, accordingly, we express no opinion with regard to any systems of law other than the laws of Luxembourg.

b)	This legal opinion is strictly and exclusively limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Where an assumption is stated to be made in this legal opinion, we have not made an investigation with respect to the matters that are the subject of such assumption.

c)	We have, for the purpose of this legal opinion, solely examined the Examined Documents. In particular, without however limitation, we have not examined or reviewed the documents or agreements mentioned or referred to in the Examined Documents (except when the latter are other Examined Documents).

d)	We have not examined and express therein no opinion on any matter relating to any contractual obligation, by which the Company may be bound and which may result from any contract, agreement, deed, undertaking or document other than in relation to or any matter in connection with any contract, agreement, deed, undertaking or other document of a contractual or legal nature which is simply referred to in the Examined Documents. Therefore, we have not referred to or relied upon any documentation other than the Examined Documents and have not made any other inquiries or investigations other than those matters upon which we opine.

e)	The declarations made in this legal opinion are stated and are only valid as of the date hereof.

f)	We shall have no duty to inform the Addressee of any changes in Luxembourg law, in the legal status of the Company or any other circumstance, occurring after the date of this legal opinion and which affect the matters addressed herein.

g)	We are not responsible for (a) investigating and verifying the accuracy of the statements of fact and the reasonableness of (i) any statements of opinion, (ii) intention and (iii) representations and warranties (or any other terms and conditions), in each case, contained in the Examined Documents (except with respect to such representations and warranties to which our opinion in paragraph III below relates) (b) verifying that no material facts or contractual provisions have been omitted therefrom and (c) verifying whether the parties thereto (which, for the avoidance of doubt, includes the Company) or any of them have complied, or will comply with them and with the terms and conditions of any obligations binding upon them.

h)	In this legal opinion, unless otherwise specified, the terms “law”, “Laws” “legislation” and “regulation” and all other similar terms refer to all laws and regulations that are applicable within the territory of Luxembourg.
Rue d’Eich 31 • L-1461 Luxembourg
Téléphone +352 42 60 70 1 • Téléfax +352 42 60 78 • e-mail : etude@edd.lu
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     II. Assumptions
     In rendering this legal opinion, we have, without verification or other enquiry, assumed:
a)	The genuineness of all signatures, the authenticity, completeness and accuracy of all the Transaction Documents as originals, and the conformity with original documents of all Transaction Documents submitted to us as copies or facsimile copies hereof.

b)	That the persons who purported to sign the Examined Documents (other than the Transaction Documents) have effectively signed them.

c)	The legal capacity of the individuals who have executed any of the Transaction Documents (either on their behalf or as representative of another person or entity).

d)	That none of the Examined Documents has been amended, supplemented, replaced or varied, nor has been revoked as at the date hereof.

e)	That each of the parties to the Transaction Documents (other than the Company) is a validly existing entity with the capacity and power and authority to enter into, execute, deliver and perform each of the Transaction Documents to which it is a party and all obligations thereunder, in compliance with all requisite corporate action.

f)	That all the necessary corporate and other actions have been taken in order to allow each of the parties to the Transaction Documents (other than the Company) to validly execute and deliver the Transaction Documents to which it is a party and to perform its respective obligations thereunder.

g)	That the Transaction Documents have been validly executed and delivered by the parties thereto (other than the Company).

h)	That any consents, approvals, registrations, licenses or other actions by or with any governmental authority required to be obtained or made by the parties to the Transaction Documents (other than the Company) in any jurisdiction (other than Luxembourg) in order to execute, deliver or perform the Transaction Documents has been or will be obtained or made at the appropriate times.

i)	That the manner of execution of the Transaction Documents is valid and effective under their respective governing laws, and under any other law which may have been applicable according to the place of execution (other than the laws of Luxembourg).

j)	That the obligations created under or pursuant to the Transaction Documents constitute legal, valid, binding obligations of each of the parties thereto (other than the Company) against the respective parties thereto in accordance with their terms, under all applicable laws (other than the laws of Luxembourg), and in particular, without however limitation, under their respective governing laws.
Rue d’Eich 31 • L-1461 Luxembourg
Téléphone +352 42 60 70 1 • Téléfax +352 42 60 78 • e-mail : etude@edd.lu
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k)	That each of the parties to the Transaction Documents (other than the Company) is not or will not be, by reason of the execution of the transactions contemplated by the Transaction Documents, in breach of any of its obligations under any previous contractual arrangements to which it is a party.

l)	All contractual obligations created under or pursuant to the Transaction Documents are executed and will be performed in good faith by the parties thereto (which, for the avoidance of doubt, includes the Company) and without committing any fraud or cheating.

m)	That since the date of issuance by the registry clerk of the Luxembourg Commercial Court (le greffier du Tribunal de Commerce de Luxembourg) of the Certificate of Non-Bankruptcy, the Company has not been granted a suspension of payments or declared bankrupt or been subject to any similar procedure (which includes, without however limitation, controlled management (gestion contrôlée), moratorium of payments (sursis de paiement) and composition (concordat préventif de faillite) procedures) and the Company has not been subject to any liquidation proceedings.

n)	That the real place of effective management of the Company is not located anywhere else than in Luxembourg.

o)	That the Company’s Articles are the latest version available at the Luxembourg Register of Commerce and Companies and represent the current and valid version of the Company’s Articles at the date hereof.

p)	That the information contained in the Excerpt of the Trade Register and the Certificate of Non-Bankruptcy are complete, correct and accurate at the date hereof.

q)	That the entry into and the execution by the Company of the Transaction Documents as well as the performance of its obligations thereunder are in the best interest of the Company.
Based upon, and subject to, the foregoing assumptions and subject to the qualifications set out below and to any matters not disclosed to us, we are of the opinion that under the laws of Luxembourg currently in effect, and as published, construed and applied by the Luxembourg courts, on the date hereof:
III. Opinion
(i)	The Company has been duly incorporated and is validly existing as a société anonyme under the laws of Luxembourg for an unlimited duration and has the corporate power and authority to enter into and perform its obligations under the Transaction Documents.

(ii)	The Indenture has been duly authorized, executed and delivered by the Company.

(iii)	The Guarantee was duly authorized by the Company.
Rue d’Eich 31 • L-1461 Luxembourg
Téléphone +352 42 60 70 1 • Téléfax +352 42 60 78 • e-mail : etude@edd.lu
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(iv)	There is no rule or regulation under the laws of Luxembourg that would forbid, the Company from entering into or performing its obligations under the Indenture or Guarantee.

IV. Qualifications

This legal opinion is subject to the following qualifications:
a)	In this legal opinion, some Luxembourg legal concepts are expressed in English terms and not in their original French terms. Terms and expressions of law and of legal concepts as used in this legal opinion have the meaning attributed to them under the laws of Luxembourg and this legal opinion should be read and understood accordingly. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This legal opinion may, therefore, only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Luxembourg law and be brought before a Luxembourg Court.

b)	Any performance of an obligation arising from the Transaction Documents against the Company would be subject to any applicable bankruptcy, insolvency and any other similar Luxembourg laws relating to or affecting the enforcement or protection of creditors rights and remedies.

c)	Translation into French or German language from all or from part of the Transaction Documents may be required by a Luxembourg court in any proceedings where the Transaction Documents might be produced.

d)	The rights and obligations of the parties under the Transaction Documents may be limited by general principles of criminal law, including but not limited to criminal freezing orders.

e)	Luxembourg courts as well as a Luxembourg “autorité constituée” may require the prior registration of the Transaction Documents, or any other document if they were to be produced in a Luxembourg court action or presented to a Luxembourg “autorité constituée” as the case may be, in which case one of the two following rates, ie a nominal registration duty of EUR 12 (twelve Euros) or an ad valorem duty of 0.24 (zero point twenty-four) per cent (calculated on the basis of the payment obligation concerned), depending on the nature of the document submitted to registration would become payable.

f)	An obligation may be invalidated on the grounds of fraud, lack of consent (mistake, duress, misrepresentation), illegal consideration, uncertainty of the object, incapacity and force majeure.

g)	The Excerpt of the Trade Register and the Certificate of Non-Bankruptcy are not conclusively capable of revealing whether or not:
Rue d’Eich 31 • L-1461 Luxembourg
Téléphone +352 42 60 70 1 • Téléfax +352 42 60 78 • e-mail : etude@edd.lu
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- Winding-up (in the meaning of “dissolution”) has been made or a resolution passed for the dissolution of the Company; or

- An order for the “faillite” or a “judicial liquidation” has been made.
h)	For the purpose of statement of opinion (i) (part III hereof), “validly existing” does not mean a wealthy financial situation.

i)	Luxembourg courts may at anytime require a party to provide further evidence notwithstanding clauses providing for determination or certification made by a party to be conclusive and binding upon the other parties.

j)	We express no opinion as regards to the effectiveness of a revocation by the Company of a power of attorney granted by it and expressed to be irrevocable.

k)	No opinion is expressed on any tax consequences of the execution of the Transaction Documents.

l)	A severability clause may be ineffective if a Luxembourg court considers that the illegal, invalid or unenforceable clause was a substantial or material one.

m)	There is no central register in Luxembourg which is capable of revealing whether there is any such order, writ, injunction or decree of any court or governmental authority against the Company and as such we are relaying on representations made to us by the Company.

n)	For the purpose of statement of opinion (iv) (part III hereof), to the extent that any contrary matter of fact was disclosed by the Addressee under the Final Offering Circular, the General Disclosure Package and the Supplemental Marketing Material (as defined under a Purchase Agreement dated as of 11, August, 2009) or any Registration Statement or prospectus filed by the Issuer under the Securities Act.

o)	Luxembourg courts may refuse to enforce any right or obligation of the parties to the Transaction Documents to the extent they are contrary to Luxembourg public order or policy (“ordre public”).
V. Benefit of opinion
This legal opinion:
a)	is given solely for the benefit of the Addressee herein; and

b)	and may not be relied upon, or used by, circulated, quoted or referred to, nor copies hereof delivered to, any other person without our prior written approval; except that the Addressee may give copies to their legal advisers, auditors or regulators for the purposes of information only.
Rue d’Eich 31 • L-1461 Luxembourg
Téléphone +352 42 60 70 1 • Téléfax +352 42 60 78 • e-mail : etude@edd.lu
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c)	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Yours sincerely,
/s/ Catherine Dessoy
Catherine Dessoy
Rue d’Eich 31 • L-1461 Luxembourg
Téléphone +352 42 60 70 1 • Téléfax +352 42 60 78 • e-mail : etude@edd.lu
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